Exhibit 10.2

License Grants

Subject to Licensee’s on-going compliance of the License Agreement and all other terms and conditions of this Agreement, Licensor grants to Licensee an exclusive (save for rights reserved to Licensor hereunder), non-transferable and non-sub-licensable license, during the License Term, to reproduce, perform, display, transmit and distribute the Licensed Content on the Licensee Site and Related Media intended solely for use by End Users in the Territory within the scope set forth in Schedule 1 (License Scope), which is attached hereto and incorporated herein by this reference. The foregoing includes the right to permit End Users to access the Licensed Content solely for their own end use and not for redistribution and otherwise subject to Terms of Use that comply with the License Agreement. Licensee is not granted any right to, and shall not, permit any other use of the Licensed Content by End Users, or any use of the Licensed Content by any other Person (including Licensee's Affiliates).

Content License Restrictions. The license granted is subject to the following:

Licensee shall not include Licensed Content on the Licensee Site or any Related Media other than as expressly permitted herein and in accordance with all terms and conditions of the License Agreement.

Licensee shall not make the Licensed Content available, or otherwise use the Licensed Content, except as expressly licensed pursuant to the License Agreement. Any use by Licensee of the Licensed Content on any other website, mobile site or application or other media of Licensee other than the Licensee Site and Related Media as expressly provided herein requires a separate written agreement between Licensor and Licensee, and Licensor has no obligation to enter into any such agreement.

Licensee shall not permit the Licensed Content to be, or appear to be, reproduced, displayed or distributed on, as part of or in connection with any website or other online (including mobile) area other than the Licensee Site and Related Media, whether by framing, in-line linking, appearing in a new window or otherwise.

Licensee shall not edit, alter, modify, combine with other content or create any derivative works of the Licensed Content without the prior written consent of Licensor.

Licensee shall not display, and shall not permit others to display, on the Licensee Site any images or content that is or could be reasonably construed to be offensive, pornographic, defamatory or libelous, infringing the intellectual property rights of any third party, promoting terrorism or other unlawful violence, or for any other purpose that violates applicable Law.

If Licensor instructs Licensee to delete or make inaccessible any Content Item because such Content Item may contain errors, is or could be subject to a third-party claim or for any other good faith reason, Licensee shall comply with such instruction as promptly as reasonably possible and, in any case, within twenty-four (24) hours. The License Term for each such Content Item terminates at the end of such 24-hour period.

All uses of the Licensed Content that do not comply fully with the provisions of this Agreement shall for all purposes be deemed beyond the scope of the license granted hereunder. Any violation of the License Agreement by Licensee shall be a material breach of this Agreement for which Licensor may terminate this Agreement .

Trademark License.

Licensor grants to Licensee a limited, non-exclusive, non-transferable except as provided in the License Agreement and non-sublicensable royalty-free license during the Term to those of Licensor's Marks designated by Licensor from time to time to:

display such Marks on the Licensee Site: (x) with the Licensed Content to provide source attribution; or (y) as links to the Licensed Content; comply with its express obligations under this Agreement; and advertise, market and promote the availability of the Licensed Content or the Licensee Site and identify the Licensor as a content provider; provided, that all uses of Licensor's Marks shall require Licensor's prior written approval.

Licensee shall use the Marks solely in accordance with Licensor's trademark usage guidelines and quality control standards as the same may be updated from time to time by Licensor. If Licensor notifies Licensee that any use does not so comply, Licensee shall immediately either remedy the use to the satisfaction of Licensor or terminate such use. Licensee shall not use, register or attempt to register in any jurisdiction any Mark that is confusingly similar to or incorporates any of the Licensor's Marks. All uses of the Licensor's Marks, and all goodwill associated therewith, shall inure solely to the benefit of Licensor.

Reservation of Rights. Neither this Agreement nor the licenses granted hereunder convey any ownership right in any of the Licensed Content, Licensor's Marks or other materials provided by or on behalf of Licensor under this Agreement. Except for the express licenses granted in this Agreement, all right, title and interest in and to the Licensed Content and Licensor's Marks are and will remain with Licensor and its licensors.

Licensee Obligations.

Content Display. Throughout the Term, Licensee shall provide the Licensed Content on the Licensee Site and Related Media solely to the extent of and within the scope of the license granted in this Agreement and otherwise in accordance with the following:
Licensee shall present the Licensed Content solely in accordance with the specifications and restrictions set forth in Schedule 4.

Licensee shall change its corporate name to Go-Page, Corporation.

Licensee shall update Licensed Content on the Licensee Site and Related Media promptly upon receipt of such updates from the Licensor.

Licensee shall present each Content Item solely in its entirety (without any addition, modification or deletion).

Licensee shall remove the Licensed Content from the Licensee Site and Related Media immediately upon the expiration or earlier termination of the License Term for such Content Item.

Required Notices. Licensee shall display with each Content Item the appropriate copyright and trademark notices and any other source attribution required by Licensor. Licensee shall not alter, remove or obstruct any such notices or attribution included with any Content Item as delivered by Licensor.

Terms of Use. Throughout the Term, Licensee shall have in effect and maintain accessible on the Licensee Site and Related Media website terms of use ("Terms of Use") and privacy policy (“Privacy Policy”) on which use of the Licensee Site and Related Media, including the Licensed Content, is expressly conditioned, and which in form and substance are reasonably acceptable to Licensor.

Content Hosting and Support; User Complaints. Throughout the Term, Licensee shall host, operate, maintain and make accessible to End Users the Licensed Content on the Licensee Site. The service level standards and procedures used by Licensee with respect to the Licensed Content, including but not limited to those regarding End User requests and communications, will be consistent with those it employs with respect to other content on the Licensee Site. Without limiting the foregoing, if Licensee receives any notice claiming that the Licensed Content infringes or otherwise violates any intellectual property or other third-party right, Licensee shall:

immediately notify Licensor in writing (which may include e-mail), including such detail as is available and necessary for Licensor to evaluate and address such complaint;

In all other respects, all other aspects of the current amended Website Content License Agreement by and between the parties dated March 27, 2014, remain in full force and effect  and are hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties hereto have executed this License Grant as of This 9th day of June 2014.

PSiTech Corporation

/s/ PSitech Corporation

Empirical Ventures, Inc.

/s/Peter Schulhof
Peter Schulhof
 President